Exhibit 10.3

AGREEMENT

This Agreement (the “Agreement”) made as of the 30th day of April, 2004 (“Effective Date”), by and between, Wheeling Island Gaming, Inc., a Delaware corporation (the “Company”) and Eric Persson (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company believes that the establishment and maintenance of sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and its stockholders; and

WHEREAS, the Company also recognizes that the possibility of a Change of Control (as defined herein), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Title/Duties.

(a)                                  On the Effective Date, the Executive shall continue to be employed by the Company as its Vice-President Operations or such other equivalent or senior position.  Notwithstanding anything else herein, the Executive’s employment with the Company shall be “at-will,” meaning that the Executive and the Company retain the right to terminate the Executive’s employment at any time for any reason, subject to the Company’s obligation to pay the Executive the amounts provided in Section 5.

(b)                                 While employed by the Company, the Executive shall devote substantially all of his business time and best efforts to the performance of his duties to the Company.

2.                                       Term.  This Agreement shall commence on the Effective Date and end on the earlier of (a) the termination of the Executive’s employment with the Company or (b) the first anniversary of the Effective Date (the “Protected Period”).  However, if a Change of Control (as defined below) occurs prior to the end of the Protected Period, the term of this Agreement shall end (and if necessary, extended until) the earlier of the first anniversary of the date of such Change of Control or the date upon which the Executive accepts any offer of employment with the Company subsequent to a Change in Control.  Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof, then this Agreement shall remain in effect for such purposes until all of the Company’s obligations hereunder are fulfilled.  For the purposes of the remainder of this Agreement, any reference to “the Term” shall refer to all of the provision of this Subparagraph, both before and after a Change in Control.

3.                                       Change of Control:  For purposes of this Agreement, a “Change of Control” shall have the meaning set forth in the Indenture, dated as of December 19, 2001, by and among the Company, the Guarantors (as defined therein) and U.S. Bank N.A., as trustee, which generally provides that a “Change of Control” will occur upon the direct or indirect sale or transfer of all or substantially all of the property or assets of the Company; or the adoption of plan of liquidation or dissolution of the Company; or the transfer of at least 51% of the then outstanding shares of voting stock of the Company; or at least 51% of the corporation’s assets are purchased by any person, firm, or entity whether or not affiliated to the Company; or the Company is merged or consolidated with another company, regardless of whether the Company is the survivor; or if a majority of members of the Board of Directors of the Company are not Continuing Directors.  Notwithstanding the explanation above, the parties agree to be bound by the definition of “Change of Control” contained in the Indenture, dated as of December 19, 2001, by and among the Company, the Guarantors (as defined therein) and U.S. Bank N.A., as trustee.

4.                                       Termination in Connection with Change of Control.

(a)                                  If a Change of Control (as defined above) occurs during the Protected Period and if during Term the Executive’s employment by the Company is terminated by the Company without cause (as defined below), the Company shall pay the Executive the payment provided under Section 5 (b) below.

(b)                                 For purposes of this Agreement, “Cause” shall mean any of the following circumstances that remain uncured (if curable) for ten days after the Executive’s receipt of notice thereof: (i) the Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, the Executive’s duties that remains uncured for ten days after the Executive’s receipt of notice thereof; (ii) the Executive’s willful failure to discharge any of his duties or obligations for the Company; (iii) the Executive’s indictment for, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (iv) the Executive’s breach of this Agreement any other agreement with the Company or any of the Executive’s fiduciary duties to the Company; or (v) a material act of dishonesty or breach of trust on the Executive’s part resulting or intending to result, directly or indirectly, in material personal or family gain or enrichment at the expense of the Company.

For purposes of this Paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(c)                                  If a Change of Control (as defined above) occurs during the Protected Period and if, during the Term and subsequent to the Company’s having received written notice to cure 10 days in advance, the Company has failed to pay Executive an annual base salary at a rate that is no less than the rate in effect immediately prior to the Change of Control, payable in a manner no less favorable than the usual payroll practices of the Company in effect immediately prior to the Change of Control, and if the Executive’s employment was not terminated for Cause as provided in Subparagraph 4(a) above, the Company shall pay the executive the payment provided under Section 5 (b) below.

(d)                                 After a Change of Control, any purported termination of the Executive’s employment pursuant to Subparagraphs 4(a) or 4(c) shall be communicated by written notice of termination from one party hereto to the other party hereto in accordance with Section 13, provided that the Company shall provide the Executive with a notice of termination For Cause, which shall indicate the specific termination provision in Section 4(b) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause.

(e)                                  Notwithstanding any other provisions of this Paragraph 4, the Executive shall not be entitled to any payment under Paragraph 5 (b): (i) Upon a termination of the Executive’s employment as a result of the Executive’s death or disability; or (ii) If the Executive receives an “Offer of Comparable Employment.”   For purposes of this Subparagraph, “Offer of Comparable Employment” shall mean an offer of employment to transfer to a new employer, which was an affiliate of the Company prior to the occurrence of a Change of Control, with a title that is substantially similar to the title held by the Executive immediately prior to such offer and an equivalent annual rate of base salary and bonus target to that paid to the Executive immediately prior to such offer.  An Offer of Comparable Employment shall exist even if the Executive is required to relocate, provided that the Executive is offered a relocation package consistent with the Company’s relocation package in effect immediately prior to the Change of Control (as defined above).

5.                                       Compensation Upon Termination.  In the event that the Executive becomes entitled to payment pursuant to Section 4, then the Company shall pay the Executive (or the Executive’s estate, in the event of death following the Executive’s entitlement to payment under Section 4) the following payments:

(a)                                  Within ten business days after the date of termination: (i) any earned and unpaid base salary through the date of termination; (ii) any declared but unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iv) any accrued but unpaid vacation pay, payable pursuant to Company policy.

(b)                                 Within ten business days after the date of termination, a lump sum cash payment equal to the sum of one times the Executive’s annual rate of base salary then in effect, plus an amount equal to the Executive’s bonus target percentage of 25% multiplied by the Executive’s annual base salary then in effect and prorated based upon the number of full months in the current calendar year during which the Executive was employed.

(c)                                  The amounts hereunder shall be in lieu of any other payments (other than vested accrued amounts under any tax-qualified plan sponsored by the Company) that the Executive would otherwise be entitled to upon a termination of employment.

6.                                       No Duty to Mitigate/Set-off.  In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise.  The amounts payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

7.                                       Confidentiality.  Except as the Executive deems necessary to be disclosed in connection with the performance of the Executive’s duties, the Executive shall not, at any time, use or disclose any confidential or proprietary information or trade secrets of, or relating to, the Company.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from disclosing any information that: (i) is generally known by the public; or (ii) the Executive is compelled to disclose pursuant to legal process or by a governmental agency, but shall give the Company prompt notice thereof (except to the extent legally prohibited).  In addition, the Executive agrees to keep the terms and the existence of this Agreement completely confidential and shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except the United State Internal Revenue Service or any analogous state agency, his attorney, his accountant or as required by law.  The Executive agrees that if he violates any of the terms of this Paragraph, in addition to any remedy that the Company may have in law or equity, the Executive, if the Company so elects, shall be liable to the Company for any and all sums of money paid to the Executive.  The obligations of this Paragraph shall survive the termination of this Agreement.

8.                                       Release Required.  Any amount payable pursuant to Section 5(b) of this Agreement shall only be payable if the Executive delivers to the Company (and does not revoke) a release of all claims of any kind whatsoever that the Executive has or may have against the Company (and its affiliates) in such form as reasonably required by the Company.

9.                                       No Assignment.  This Agreement shall not be assignable by the Executive.  This Agreement shall be assignable by the Company to an acquirer of all or substantially all of the assets of the Company, or to any entity that is owned, directly or indirectly, in whole or in part, by the Company or its parent or by any successor to the Company.  Upon such assignment, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.  This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

10.                                 Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.  This Agreement is not intended to be duplicative of other benefits the Executive is entitled to receive under any other plan, program or arrangement in which the Executive participates and to the extent that receipt of payments or benefits under this Agreement would result in duplicative payments or benefits of the same nature (e.g., severance based on a termination of employment), the Executive shall receive payments or benefits under this Agreement or such other plan, program or arrangement, whichever provides the Executive with the greatest payments or benefits.  If any payments made to the Executive by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce the Executive’s payments under this Agreement.  For the avoidance of doubt, the Executive is not entitled to any payments under this Agreement as a result of any termination of employment that occurs at any time prior to a Change of Control.

11.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.                                 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

If to the Company, to:

40 Fountain Plaza, Buffalo New York  14202  ATTN:  Eileen Morgan

If to the Executive, to the Executive’s last shown address on the books of the Company.

Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mail.  Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

13.                                 Separability.  If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14.                                 Withholding Taxes.  The Company may withhold from all payments due hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.                                 Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set the Executive’s hand as of the date first set forth above.

WHEELING ISLAND GAMING, INC.

By:	/s/ Ronald A. Sultemeier
Name: Ronald A. Sultemeier
Title: Chief Executive Officer

Eric Persson

/s/ Eric Persson